CONSULTATION AGREEMENT

THIS CONSULTATION AGREEMENT is made and entered into as of the 11th day of January, 2011,  by and between MAGELLAN GOLD CORPORATION, a Nevada corporation (the "Company") and JOHN C. POWER ("Consultant").

SECTION 1.

RETAINER

The Company hereby retains Consultant, as an independent contractor, to act as an agent of the company, subject to the terms hereof.

SECTION 2.

TERM

This Agreement shall commence on the date above written and shall terminate on December 31, 2011.

SECTION 3.

AUTHORITY

3.1

Consultant shall use his best efforts to advise and consult with the agents and employees of the Company in connection with the daily operations.

SECTION 4.

COMPENSATION

4.1

As compensation for his services as described in Section 3 hereof, the Company agrees to pay Consultant a fee equal to $2,500 per month. The fee will be pro rated for any portion of a month during the term.

4.2

The Consultant shall pay all applicable taxes which are assessed against it as a result of its receipt of compensation under this Agreement, including, without limitation, all federal and state income taxes, and the Company shall not withhold any such taxes from the compensation paid to the Consultant.  Consultant agrees to indemnify and hold harmless the Company, together with its officers and directors, with respect to any such taxes or other assessments which may be due and payable as a result of the payment or receipt of compensation hereunder.

4.3

During the term hereof, Consultant shall incur no out of pocket expenses or other charges in connection with the performance of services hereunder without the express written consent of the Company.  The Company agrees to reimburse Consultant for any out of pocket expenses incurred with Consultant with the prior written approval of the Company.

SECTION 5.

INDEMNIFICATION

5.1

Consultant acknowledges and agrees that the scope of its authority hereunder shall be expressly defined and limited herein.  Consultant shall make no statement, warranty or representation which purports in any way to be on behalf of or binding upon the Company and hereby acknowledges that it lacks any authority whatsoever, either express, apparent or implied, to do so.  The Company shall not be bound by or liable for any statement, warranty or representation made by the Consultant to any third person or party and Consultant, for itself, its officers, directors, stockholders, agents and employees, hereby agrees to indemnify and hold harmless the Company for any liability which may arise or be claimed against the Company by virtue of Consultant's breach of this Agreement.

5.2

The Company agrees to indemnify and hold harmless Consultant from any liability which may arise against Consultant which is based upon any false or materially misleading statement of fact contained in any financial information or other document provided by the Company to the Consultant pursuant to this Agreement pertaining to the Company, its financial condition or operations.

5.3   Consultant shall indemnify and hold harmless the Company and each of its officers, directors, employees, representatives, agents (including its attorneys and advisers), sureties, guarantors and each person who controls the Company within the meaning of Section 15 of the Securities and Exchange Act of 1934, as amended, against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which they may become subject under the Securities Act of 1933, as amended, or any other federal or state statute, or common law, or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments), arise out of or are in connection with this Agreement, except to the extent such liabilities, claims and lawsuits are due primarily to the Company’s negligence or misconduct.  In addition, Consultant shall also indemnify and hold harmless the Company against any and all costs and expenses, including reasonable legal fees incurred and related to the foregoing.

SECTION 6.

CONFIDENTIALITY

Throughout the terms of this Agreement, Consultant agrees to respect and protect any trade secrets and other confidential information of Company, which of necessity, must be disclosed in connection with Consultant's services hereunder.  Consultant, agrees that he will not disclose to any person any confidential information received by Consultant from the Company or its officers, directors, agents or employees, in connection with the performance with Consultant’s services under this agreement.  Consultant agrees that its agents and employees and persons retained by Consultant who shall perform service for or on behalf of Consultant in connection with the services to be performed by Consultant hereunder shall be advised by Consultant of the foregoing confidentiality obligations and thereby be bound by the provisions hereof.  Conversely, Company recognizes that the information, including all introductions, referrals as well as the names of individuals and entities provided or disclosed by Consultant pursuant to this Agreement are the valuable assets and trade secrets of Consultant; and Company covenants and agrees that it will not use or disclose, nor permit others to use or disclose Consultant's confidential information and trade secrets as communicated to Company hereunder, except with the express written consent of Consultant.

SECTION 7.  ARBITRATION

The parties agree that all controversies which may arise between them concerning any transaction, the construction, performance or breach of this or any other agreement between them, whether entered into prior, on, or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by mandatory, binding and non-appealable arbitration in Boulder, Colorado in accordance with the rules of the American Arbitrator Association.  This shall inure to the benefit of and be binding upon the Company, its officers, directors, registered representatives, agents, independent contractors, employees, sureties, and any person acting on its behalf in relation to acting subject to this Agreement.  Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first above written.

“COMPANY”:

MAGELLAN GOLD CORPORATION

By:/s/ John C. Power

John C. Power, its President

“CONSULTANT”:

/s/ John C. Power

John C. Power, individually